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                                                                 Exhibit (a)(20)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Common Shares. The Offer (as defined below) is made solely by the Offer to Purchase, dated May 19, 1998, and the related Letter of Transmittal and is being made to all holders of Common Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Common Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by Credit Suisse First Boston Corporation ("Credit Suisse First Boston" or the "Dealer Manager") or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                               ALLIED GROUP, INC.
                                       AT
                          $47.00 NET PER COMMON SHARE
                                       BY
                                NATIONWIDE GROUP
                            ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF
                               NATIONWIDE MUTUAL
                               INSURANCE COMPANY

 Nationwide Group Acquisition Corporation, an Ohio corporation (the "Purchaser") and a wholly owned subsidiary of Nationwide Mutual Insurance Company, an Ohio mutual insurance company (the "Parent"), hereby offers to purchase all outstanding shares of Common Stock, no par value (the "Common Shares"), of Allied Group, Inc., an Iowa corporation (the "Company"), at a purchase price of $47.00 per Common Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 19, 1998 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JUNE 16, 1998, UNLESS THE OFFER IS EXTENDED.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF COMMON SHARES WHICH, TOGETHER WITH COMMON SHARES OWNED BY PARENT AND PURCHASER, CONSTITUTE AT LEAST 50.1% OF THE VOTING SECURITIES OF THE COMPANY OUTSTANDING ON A FULLY DILUTED BASIS, (2) PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF THE IOWA BUSINESS COMBINATION STATUTE (AS DEFINED IN THE OFFER TO PURCHASE) ARE INAPPLICABLE TO THE PROPOSED MERGER DESCRIBED IN THE OFFER TO PURCHASE, AND (3) PARENT AND PURCHASER HAVING OBTAINED ALL INSURANCE REGULATORY APPROVALS NECESSARY FOR THEIR ACQUISITION OF CONTROL OF THE COMPANY AND ITS INSURANCE SUBSIDIARIES ON TERMS AND CONDITIONS SATISFACTORY TO PURCHASER, IN ITS SOLE DISCRETION. THE OFFER IS NOT CONDITIONED UPON PURCHASER OBTAINING FINANCING.

  The purpose of the Offer and the proposed second-step merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. Parent intends to continue to seek to negotiate with the Company with respect to the acquisition of the Company. If such negotiations result in a definitive merger agreement between the Company and Parent, certain material terms of the Offer may change and Parent would not proceed with any solicitation with regard to the Special Meeting (as defined in the Offer to Purchase). Accordingly, such negotiations could result in, among other things, termination of the Offer and submission of a different acquisition proposal to the Company's shareholders for approval. Parent currently intends, as soon as practicable following consummation of the Offer, to seek to have the Company consummate a merger with and into Purchaser with the Company continuing as the surviving corporation, pursuant to which each then remaining Common Share outstanding (other than Common Shares owned by Parent or any of its wholly owned subsidiaries, Common Shares held in the treasury of the Company, and Common Shares held by shareholders who perfect any appraisal rights under the Iowa Business Corporation Act) would be converted into the right to receive $47.00 net per Common Share in cash.

  Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time and regardless of whether any of the events set forth in
Section 14 of the Offer to Purchase shall have occurred or shall have been determined by Purchaser to have occurred, (i) to extend for any reason the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Common Shares, by giving oral or written notice of such extension to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. Any such extension or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension, to be issued not later than 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Date. During any such extension, all Common Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder's Common Shares.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Common Shares validly tendered and not properly withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Common Shares for payment pursuant to the Offer. In all cases, upon the
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terms and subject to the conditions of the Offer, payment for Common Shares purchased pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering shareholders. Under no circumstances will interest on the purchase price for Common Shares be paid by Purchaser, regardless of any delay in making such payment.

  In all cases, payment for Common Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing Common Shares ("Common Share Certificates"), or timely confirmation of a book-entry transfer of such Common Shares into the Depositary's account at The Depository Trust Company or Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

  If, for any reason whatsoever, acceptance for payment of any Common Shares tendered pursuant to the Offer is delayed, or if Purchaser is unable to accept for payment or pay for Common Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights set forth in the Offer to Purchase, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Common Shares and such Common Shares may not be withdrawn except to the extent that the tendering shareholder is entitled to and duly exercises withdrawal rights as described in Section 4 of the Offer to Purchase. Any such delay will be followed by an extension of the Offer to the extent required by law.

  Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Common Shares made pursuant to the Offer are irrevocable except that such Common Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after Friday, July 17, 1998. The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, June 16, 1998, or, if Purchaser shall have extended the period of time for which the Offer is open, at the latest time and date at which the Offer, as so extended by Purchaser, shall expire. In order for a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Common Shares to be withdrawn, the number of Common Shares to be withdrawn, and the name of the registered holder, if different from that of the person who tendered such Common Shares. If Common Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Common Share Certificates, the serial numbers shown on such Common Share Certificates must be submitted to the Depositary and the signature on the notice of withdrawal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each an "Eligible Institution"), unless such Common Shares are tendered (i) by a registered holder of Common Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If Common Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Common Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Any Common Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Common Shares may, however, be retendered by repeating one of the procedures set forth in Section 3 of the Offer to Purchase, at any time prior to the Expiration Date. Purchaser, in its sole discretion, will determine all questions as to the form and validity (including time of receipt) of notices of withdrawal, and such determination will be final and binding.

  The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is contained in the Offer to Purchase and is incorporated herein by reference.

  Requests are being made to the Company for the use of the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Common Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Common Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

  THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

  Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers as set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal, and other tender offer materials may be obtained from the Information Agent. Such copies will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent and the Dealer Manager) for soliciting tenders of Common Shares pursuant to the Offer.

                    The Information Agent for the Offer is:
                        [GEORGESON & COMPANY INC. LOGO]
                               Wall Street Plaza
                            New York, New York 10005
                Bankers and Brokers call collect: (212) 440-9800
                   All Others Call Toll-Free: (800) 223-2064
               Internet: World Wide Web http: //www.georgeson.com

                      The Dealer Manager for the Offer is:

                       [CREDIT SUISSE-FIRST BOSTON LOGO]
                             Eleven Madison Avenue
                         New York, New York 10010-3629
                         Call Toll Free (800) 863-6558

May 19, 1998